THORNBURG INVESTMENT TRUST

Code of Business Conduct and Ethics

September 10, 2003 (as revised to December 6, 2009)

Introduction

Honesty and integrity are hallmarks of Thornburg Investment Trust (the “Trust”). We pride ourselves on maintaining the highest standards of ethics and conduct in all of our business relationships. This Code of Business Conduct and Ethics covers a wide range of business practices and procedures and applies to the officers and Trustees of the Trust in their conduct of the business and affairs of the Trust. It does not cover every issue that may arise, but it sets out basic principles to guide the officers and Trustees of the Trust in discharging their duties for the Trust. This Code has been adopted by the Trustees of the Trust with the objectives of deterring wrongdoing and promoting (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (2) full, fair, accurate, timely and understandable disclosure in reports and documents which the Trust files with the Securities and Exchange Commission and in other public communications made by the Trust, (3) compliance with applicable governmental laws, rules and regulations, (4) prompt internal reporting of violations of this Code, and (5) accountability for adherence to this Code.

This Code is intended as a code of ethics under Section 406 of the Sarbanes-Oxley Act of 2002 and Item 2 of Form N-CSR under the Investment Company Act of 1940, and is specifically applicable to the principal executive officer, principal financial officer, and principal accounting officer (or persons performing similar functions, whether or not as officers or employees of the Trust) of the Trust (each a “Covered Officer”).

All records and reports created or maintained pursuant to this Code are intended solely for the internal use of the Trust, are confidential, and in no event constitute an admission by any person as to any fact, circumstance or legal conclusion.

Compliance with Laws, Rules and Regulations

The Trust expects its officers and Trustees to comply with all laws, rules and regulations applicable to the Trust’s operations and business. Officers and Trustees should seek guidance whenever they are in doubt as to the applicability of any law, rule or regulation regarding any contemplated course of action. The Trust and its investment adviser hold information and training sessions to promote compliance with laws, rules and regulations, including insider-trading laws. Please consult the various guidelines and policies which the Trust has prepared in accordance with specific laws and regulations. A good guideline, if in doubt on a course of action, is to always ask first, act later — if you are unsure of what to do in any situation, seek guidance before you act.

As a registered investment company, we are subject to regulation by the Securities and Exchange Commission, and compliance with federal, state and local laws. The Trust and its Trustees insist on strict compliance with the spirit and the letter of these laws and regulations.

Conflicts of Interest

Each officer and Trustee of the Trust should be scrupulous in avoiding any conflict of interest or appearance of such a conflict with regard to the Trust’s interests. A “conflict of interest” occurs when an individual’s private interest interferes with the interests of the Trust. The appearance of a conflict occurs for purposes of this Code when an individual enters into a transaction, has a relationship with or receives a benefit from a third party, or engages in any other conduct, which would cause an unrelated observer to reasonably conclude that an actual conflict exists. A conflict may arise when an officer or Trustee pursues interests that prevent the individual from performing his duties to the Trust objectively and effectively. A conflict also may arise when an officer or Trustee or member of the individual’s family receives undisclosed, improper benefits as a result of the individual’s position with the Trust. The appearance of a conflict may arise when an individual or his family member has a relationship with a person who does business with the Trust or its investment adviser. Any conflict of interest that arises in a specific situation or transaction must be disclosed by the individual and resolved before taking any action.

Matters involving a conflict of interest or appearance of a conflict are prohibited as a matter of Trust policy, except when approved by the Trustees or the Trust’s audit committee for any Covered Officer or Trustee, or except when approved by the Trust’s president for any other individual. Conflicts of interest may not always be evident, and individuals should consult with higher levels of management or the Trust’s legal counsel if they are uncertain about any situation. In no event, however, shall investment in any security made in accordance with the Trust’s Policy on Personal Securities Transactions (or comparable policy or code then in effect) be considered a conflict of interest with the Trust.

Corporate Opportunities

Officers and Trustees shall not take for themselves personally opportunities that are discovered through the use of their position with the Trust, except with the approval of the Trustees or the Trust’s audit committee for any Covered Officer or Trustee, or except with the approval by the Trust’s president for any other individual. Officers and Trustees owe a duty to the Trust to advance its legitimate interests when the opportunity to do so arises. In no event, however, shall investment in any security made in accordance with the Trust’s Policy on Personal Securities Transactions (or comparable policy or code then in effect) be considered a business opportunity of the Trust.

Confidentiality

Officers and Trustees shall exercise care in maintaining the confidentiality of any confidential information respecting the Trust, except where disclosure is authorized or legally mandated. Officers and Trustees should consult with the Trust’s legal counsel if they believe they have a legal obligation to disclose confidential information. Confidential information includes non-public information of the Trust that may be helpful to competitors, or otherwise harmful to the Trust or its shareholders. The obligation to preserve confidentiality of this information continues after association with the Trust ends.

Fair Dealing

Officers and Trustees should endeavor to deal fairly with the Trust’s shareholders, service providers and competitors, and shall not seek unfair advantage through improper concealment, abuse of improperly acquired confidential information, misrepresentation of material facts when the other party is known by the officer or Trustee to rely justifiably on the individual to disclose those facts truthfully, or improper and unfair dealing.

Business Gifts and Entertainment

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage. No gift or entertainment should ever be offered, given, provided or accepted by any officer or Trustee in connection with the Trust’s business unless it (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe, payoff or kickback and (5) does not violate any laws or regulations.

Protection and Proper Use of Trust Assets

All officers and Trustees should endeavor to protect the Trust’s assets and pursue their efficient investment in accordance with the Trust’s business purposes and declaration of trust. Any suspected incident of fraud or theft should be immediately reported for investigation.

The obligation of officers and Trustees to protect the Trust’s assets includes its proprietary information. Proprietary information includes intellectual property such as trademarks and copyrights, as well as business, marketing and service plans, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information violates this Code.

Insider Trading

All officers and Trustees should pay particular attention to potential violations of insider trading laws. Insider trading is both unethical and illegal and will be dealt with decisively if it occurs. Officers and Trustees are expected to familiarize themselves with the Policy Statement on Insider Trading, adopted by the Trust’s investment adviser. If they have questions about these guidelines, they should consult with the Trust’s president, the investment adviser’s compliance office, or the Trust’s legal counsel.

Certain Political Contributions Proscribed

Contributions or solicitations for contributions, by any officer or Trustee of the Trust who is an employee, officer or director of the Trust’s investment advisor or distributor, to any political campaign in which an independent Trustee is a candidate, are prohibited. This prohibition does not apply to (i) a contribution by an independent Trustee to a political campaign of another independent Trustee, or (ii) a solicitation by an independent Trustee for the political campaign of another independent Trustee if the solicitation is made to an individual with whom the soliciting Trustee has some relationship, or to an individual who either has a relationship with the candidate Trustee or who would be expected to have an interest in the outcome of the campaign.

Reporting Illegal or Unethical Behavior

The Trustees encourage each officer to talk to senior officers, the investment adviser’s compliance officers, or the Trustees about observed illegal or unethical behavior, or when the officer is in doubt about the best course of action in a particular situation. Officers should report actual and suspected violations of laws, rules, regulations or this Code to appropriate personnel. If an individual does not believe it appropriate or is not comfortable approaching senior officers or the investment adviser’s compliance officers about their concerns, then the individual may contact any member of the Trust’s audit committee. If the individual’s concerns require confidentiality, then this confidentiality will be protected, subject to applicable law, regulation or legal proceedings. The Trust will not permit retaliation of any kind by or on behalf of the Trust or its officers and Trustees against good faith reports or complaints of violations of this Code or other illegal or unethical conduct.

Reporting and Disclosure

As a registered investment company, it is of critical importance that the Trust’s filings with the Securities and Exchange Commission contain full, fair, accurate, timely and understandable disclosure. Each officer and Trustee should become familiar with the disclosure laws and regulations applicable to the Trust, consistent with the individual’s authority and duties. Depending on the Trust, each officer and Trustee may be called upon to provide necessary information to ensure that the Trust’s public reports are complete, fair and understandable. The Trustees expect officers and Trustees to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to the Trust’s public disclosure requirements. Officers may be asked to certify as to the accuracy of all responses and information provided for inclusion in the Trust’s public reports and filings.

Recordkeeping

The Trust requires accurate recording and reporting of information in order to make responsible business decisions. The Trustees expect each of the Trust’s officers, consistent with the officer’s individual authority and duties, to maintain the Trust’s books, records, accounts and financial statements in reasonable detail, and to appropriately reflect the Trust’s transactions in conformity with applicable legal requirements and the Trust’s system of internal controls.

Accounting and Financial Reporting Concerns

The Trust seeks to comply with all applicable financial reporting and accounting regulations applicable to the Trust. Officers who have concerns or complaints regarding questionable accounting or auditing matters or procedures involving the Trust are encouraged to submit those concerns or complaints to the Trust’s audit committee which will, subject to its duties arising under applicable law, regulations and legal proceedings, treat such submissions confidentially. These submissions may be directed to the attention of the audit committee chairman, or any Trustee who is a member of the audit committee, at the principal executive offices of the Trust or at the Trustee’s residence address.

Waivers of the Code of Business Conduct and Ethics

Any waiver of this Code for any Covered Officer or Trustee may be made only by the Trustees or the Trust’s audit committee and will be promptly disclosed as required by law or by Securities and Exchange Commission regulations. Waivers of this Code for any other individual may be made by the president only upon the individual’s making full disclosure in advance of the transaction in question. This Code may be amended or modified at any time by the Trustees.

HISTORY:	APPROVED AND ADOPTED BY TRUSTEES OF THORNBURG INVESTMENT TRUST ON SEPTEMBER 10, 2003, EFFECTIVE THE SAME DATE; AMENDED EFFECTIVE JULY 20, 2005 TO REVISE PROVISIONS RESPECTING CONFLICTS OF INTEREST; AMENDED EFFECTIVE DECEMBER 6, 2009 TO ADD A PARAGRAPH RESPECTING CAMPAIGN CONTRIBUTIONS.

THORNBURG INVESTMENT MANAGEMENT

Code of Business Conduct and Ethics

March 2019

Policy Objectives

Honesty and integrity are hallmarks of Thornburg Investment Management, Inc. (“TIM”). TIM has a fiduciary obligation to its Investment Clients and seeks the highest standards of ethics and conduct in all of its business relationships.

This Code has been adopted by TIM pursuant to paragraphs (a)(1), (2), (4) and (5) of Rule 204A-1 under the Investment Advisers Act of 1940 with the objectives of deterring wrongdoing and promoting (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (2) full, fair, accurate, timely and understandable disclosure in reports and documents which TIM files with the Securities and Exchange Commission and in other public communications made by TIM, (3) compliance with applicable governmental laws, rules and regulations, (4) prompt internal reporting of violations of this Code, and (5) accountability for adherence to this Code.

This Code, together with the separately adopted Personal Securities Transactions Policy, is intended to comprise TIM’s code of ethics described in Rule 204A-1 under the Investment Advisers Act of 1940.

All records and reports created or maintained pursuant to this Code are intended solely for the internal use of TIM, are confidential, and in no event constitute an admission by any person as to any fact, circumstance or legal conclusion.

This Code is intended to function and harmonize with the Thornburg Investment Trust Code of Business Conduct and Ethics. Where appropriate or necessary, specific sections of this Code include a coordinating provision referencing the appropriate section of the Thornburg Investment Trust Code of Business Conduct and Ethics.

See the Glossary of Terms for definitions of terms used in this Code.

Compliance with Laws, Rules and Regulations

As a registered investment adviser, TIM is subject to regulation by the Securities and Exchange Commission, and compliance with federal, state and local laws. TIM insists on strict compliance with the spirit and the letter of these laws and regulations. TIM expects its Supervised Persons to comply with all laws, rules and regulations applicable to its operation and business. Supervised Persons should seek guidance whenever they are in doubt as to the applicability of any law, rule or regulation regarding any contemplated course of action. TIM holds information and training sessions to promote compliance with laws, rules and regulations, including insider trading laws. Consult the various guidelines and policies which TIM has prepared in accordance with specific laws and regulations.

A good guideline, if in doubt on a course of action, is to always ask first, act later – if you are unsure of what to do in any situation, seek guidance before you act.

Whistleblowing/Reporting Fraudulent, Illegal or Unethical Activity

All Supervised Persons are required to report suspected fraudulent, illegal, or other unethical activity (including violations of this Code) to his or her supervisor immediately. Supervisors who are notified of any such activity must immediately report it to TIM’s Chief Compliance Officer. Anyone who does not feel comfortable reporting this activity to the relevant supervisor may instead contact TIM’s Chief Compliance Officer. No TIM employee shall take any disciplinary or retaliatory action against any individual for acting in good faith, reporting, or causing to be reported, violations of this Code or fraudulent, illegal, or unethical activity occurring at TIM, Thornburg Investment Trust or Thornburg Securities Corporation (or for assisting in an authorized investigation of such activity), whether such reporting is internal or involves any federal government agency, as described below. This prohibition against disciplinary action does not extend to disciplinary action for self-reported violations.

TIM has established an anonymous Contact Compliance form on the Thornburg intranet: https://www.gothornburg.com/compliance/contact. An employee may also send a hard copy report anonymously to the Chief Compliance Officer via inter office mail.

Notwithstanding the foregoing, nothing in this Code or any employment agreement with TIM prohibits any Supervised Person from reporting possible violations of federal law or regulation to any government agency or entity, including but not limited to the Department of Justice, the SEC at the Office of the Whistleblower, or any agency Inspector General, or making other disclosures protected under the whistleblower provisions of federal law or regulation. Supervised Persons do not need the prior authorization of TIM to make such reports or disclosures and are not required to notify TIM if he or she makes such reports or disclosures.

SEC Office of the Whistleblower Telephone: 202.551.4790

Conflicts of Interest

Each Supervised Person shall be scrupulous in avoiding any conflict of interest with regard to TIM’s interest. A conflict of interest occurs when an individual’s private interest interferes with the interests of TIM or its Investment Clients. A conflict situation can arise when a Supervised Person pursues interests that prevent the individual from performing his or her duties for TIM or an Investment Client objectively and effectively. Conflicts of interest also arise when a Supervised Person or member of the individual’s family receives undisclosed, improper benefits as a result of the individual’s positions with TIM. Any conflict of interest that arises in a specific situation or transaction, including Reportable Outside Business Activities as discussed below, must be disclosed by the individual and approved in writing by the Compliance Department before taking any action.

Matters involving a conflict of interest are prohibited as a matter of policy, except when approved by TIM’s president or Chief Compliance Officer. Conflicts of interest may not always be evident, and individuals should consult with higher levels of management or legal counsel if they are uncertain about any situation. In no event, however, shall investment in any security made in accordance with TIM’s Policy on Personal Securities Transactions (or comparable policy or code then in effect) be considered a conflict of interest with TIM.

Comment: This section relating to conflicts of interest is substantially similar to the comparable section in the Thornburg Investment Trust Code of Business Conduct and Ethics, but Supervised Persons should recognize that (i) the Trust’s Code of Business Conduct and Ethics governs conflicts with interest of the Trust, rather than TIM and its Clients, and (ii) the procedures for reporting and resolving conflict under the Trust’s Code of Business Conduct and Ethics is different from the Procedure under this Code. If an interest of the Supervised Person appears to conflict with an interest of the Trust and TIM), the Supervised Person should make a disclosure and seek any approval under the Trust’s Code of Business Conduct and Ethics.

Obtaining Prior Approval for Outside Business Activities. Prior to engaging in any Reportable Outside Business Activity, a Supervised Person must complete and submit an “Outside Business Activity Disclosure Form” (obtained from Compliance or TIM’s intranet) to the Compliance Department and receive written approval from the Compliance Department. Failure to obtain such written approval may result in disciplinary action up to and including termination. On an annual basis, all Supervised Persons will be required to certify their Reportable Outside Business Activities.

Family Member Serving as a Director of a Public Company. Supervised Persons must disclose to Compliance any immediate family member (a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships) sharing the same household who serves as a director of a public company. Failure to disclose may result in disciplinary action up to and including termination. On an annual basis, all Supervised Persons will be required to certify the accuracy of their disclosure.

Corporate Opportunities

Supervised Persons shall not take for themselves personally opportunities that are discovered through the use of their position with TIM, except with the approval of TIM’s President or Chief Compliance Officer. Supervised Persons of TIM owe a duty to TIM to advance its legitimate interests when the opportunity to do so arises. In no event, however, shall investment in any security made in accordance with TIM’s Policy on Personal Securities Transactions (or comparable policy or code then in effect) be considered a business opportunity of TIM.

Comment: This section relating to corporate opportunities is substantially the same as the comparable section on the Thornburg Investment Trust Code of Business Conduct and Ethics, but Supervised Persons should recognize that (i) the Trust’s Code of Business Conduct and Ethics governs opportunities of the Trust, rather than TIM, and (ii) the procedures for reporting and obtaining an approval under the Trust’s Code of Business Conduct and Ethics is different from the procedure under this Code. If an opportunity appears to relate both to the business of the Trust and TIM, the Supervised Person should make disclosure and seek any approval under the Trust’s Code of Business Conduct and Ethics.

Confidentiality

Supervised Persons shall exercise care in maintaining the confidentiality of any confidential information respecting TIM or its Investment Clients, except when disclosure is authorized or legally mandated. Supervised Persons should consult with TIM’s Chief Compliance Officer or legal counsel if they believe that have a legal obligation to disclose confidential information. Confidential information includes nonpublic information of TIM that may be helpful to competitors, or otherwise harmful to TIM, or its Investment Clients. Confidential information also includes information respecting the portfolio holdings of Investment Clients (including particularly Investment Company Clients). The obligation to preserve confidentiality of this information continues after association with TIM ends.

Comment: Attention is directed to the Internal Confidentiality and Privacy Protections Policy, which appears in TIM’s Manual of Policies and Procedures, and which was adopted by TIM to protect the nonpublic personal information of the Investment Clients of TIM and the shareholders of Thornburg Investment Trust. This section respecting confidentiality is substantially the same as the comparable section in the Thornburg Investment Trust Code of Business Conduct and Ethics, except that a specific reference is made to information respecting portfolio holdings of Investment Clients.

Fair Dealing

Supervised Persons should endeavor to deal fairly with Investment Clients, service providers and competitors, and shall not seek unfair advantage through improper concealment, abuse of improperly acquired confidential information, misrepresentation of material facts when the other party is known by the Supervised Persons to rely justifiably on the individual to disclose those facts truthfully, or improper and unfair dealing.

Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act (the “FCPA”) strictly prohibits unauthorized facilitation payments to government officials of foreign countries, including the payment of any money or anything of value to a foreign official for the purposes of:

•	Influencing any act or decision of a foreign official in his or her official capacity (including, but not limited to, obtaining approval for government issued permits, licenses or work visas);

•	Inducing a foreign official to perform or abstain from performing any act in violation of the foreign official’s lawful duty;

•	Securing any improper business advantage; or

•

Inducing a foreign official to use his or her official influence with a foreign government (or instrumentality thereof) to affect or influence any act or decision of such government in order to assist the inducer in obtaining or retaining business with the government or directing such business to any person.

In addition, many foreign countries have rules and regulations restricting gifts to people who are employed by the government of that country. TIM intends to fully comply with all of those rules and regulations. If you are at all uncertain about the applicability of the FCPA, or similar laws, to any entertainment, gift or anything of value to any non-U.S. official, consult a Compliance Officer.

Business Gifts and Entertainment

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage. Receipt of gifts or entertainment by TIM personnel involved in the purchase or sale of registered investment company property that satisfies the criteria herein will not be deemed to be compensation for the purchase or sale of property as prohibited under Section 17(e)(1) of the Investment Company Act of 1940.

Gifts

No gift should ever be offered, given, provided or accepted by any Supervised Person in connection with TIM’s business unless it:

(1) is consistent with customary business practices,

(2) is not excessive in value (a gift or multiple gifts in excess of $100/year to or from a person or entity must be pre-approved in writing by Compliance; nominal logo or promotional items are excluded from the $100 limit),

(3) cannot be construed as a bribe, payoff or kickback, and

(4) does not violate any laws or regulations.

Comment: See below for additional restrictions that apply to “Gifts and Entertainment to Government Affiliated Persons” and “Gifts and Entertainment in Conjunction with TIM-organized Due Diligence or Sales Meetings.”

No Supervised Person may give or accept cash or cash equivalent gifts – gift cards that are not exchangeable for cash, are not considered “cash equivalents.”

Gifts received that are not in compliance with the restrictions stated herein must be promptly returned to the gifting party. If it is not feasible to return the gift, it may be donated to a charity, or, if the value of the gift is greater than $100, shared with multiple employees so that the value per employee falls below the above limit for each employee. One Supervised Person must report the gift receipt, noting the ultimate disposition of the gift.

Similarly, on occasion, a client or prospective client, or person or entity that does or seeks to do business with or on behalf of TIM may present the firm (rather than any one Supervised Person) with a gift that exceeds the valuation limit detailed above. The Supervised Person accepting the gift on behalf of the firm must report to the Chief Compliance Officer, or their designee, the name of the gifting party, a description of the gift, and an estimated value of the gift. The gift will be reported on that Supervised Person’s next quarterly compliance certification as a gift received, noting that it was a gift to the firm.

On a quarterly basis, all Access Persons will be required to report by midnight on the last day of the second month after quarter end, all gifts that were given and received within the previous quarter.

Entertainment

No entertainment should ever be offered, given, provided or accepted by any Supervised Person in connection with TIM’s business unless it:

(1) is consistent with customary business practices,

(2) is not excessive in value,

(3) cannot be construed as a bribe, payoff or kickback, and

(4) does not violate any laws or regulations.

Comment: See below for additional restrictions that apply to “Gifts and Entertainment to Government Affiliated Persons” and “Gifts and Entertainment in Conjunction with TIM-organized Due Diligence or Sales Meetings.”

Supervised Persons may provide to, or accept from, any client or prospective client, or person or entity that does or seeks to do business with or on behalf of TIM, a business entertainment event such as a dinner, golf outing, theater or sporting event if the person or entity providing the entertainment is present and as long as the event is not extravagant or excessive so as to give the appearance of impropriety. Meals provided in TIM’s office, a client’s office, or in a similar business setting, shall not be deemed entertainment and TIM does not require Access Persons to report these activities in their quarterly reports, as described below.

On a quarterly basis, all Access Persons will be required to report by midnight on the last day of the second month after quarter end, all entertainment that was given and received within the previous quarter.

Gifts and Entertainment to ERISA Entities and Government Affiliated Persons.

In addition to the restrictions noted above, no gift, entertainment or any other thing of value may be given, directly or indirectly, to any person affiliated with an ERISA entity, or any government affiliated person, unless the giving of such thing of value is pre-approved in writing by Compliance. A “government affiliated person” includes, but is not limited to, any person affiliated with a governmental plan or a governmental entity, at any jurisdictional level. “Anything of value” is very broadly defined and includes, but is not limited to, logo/promotional items, meals (regardless of setting), drinks, business entertainment events, including participation in Thornburg campus seminars/events, and tickets to any type of event.

Gifts and Entertainment in Conjunction with TIM-organized Due Diligence or Sales Meetings

Due diligence or sales meetings for financial advisors, prospects, or clients which are held at TIM’s main campus or at an appropriate business location within a reasonable distance from TIM’s main campus shall have an appropriate agenda intended to provide training or education related to TIM products and/or its services or relating to the securities industry. The agenda may include reasonable meals and/or entertainment as is appropriate to the business line and audience. Participant “gift bags” of a nominal value may be presented where appropriate and in conjunction with the limits of this policy. The business line organizing such events shall bear the responsibility for ensuring the reasonableness of the provided gifts and entertainment and shall maintain records of attendees, venues for any activities (including but not limited to meals or entertainment), and the contents of any gift items distributed, including any logo items given in conjunction with the events.

Political Contributions and Political Activity

Several federal and state regulations seek to prevent so-called “pay to play” practices by investment advisors, such as when an investment advisor makes campaign contributions to an elected official in order to influence the award of advisory contracts to manage government investment accounts. Many of these regulations restrict the ability of an investment advisor’s directors, officers and employees to make or solicit political contributions.

In order to avoid a violation of these regulations, all Supervised Persons are prohibited from any of the following activities, whether done individually or in the name of TIM, unless prior approval has been obtained from TIM’s Chief Compliance Officer or another person designated by TIM’s Chief Compliance Officer. If, after considering all relevant factors, the Chief Compliance Officer or his designee determines that the proposed activity will not violate applicable regulations, then the Chief Compliance Officer or his designee shall approve the proposed activity. In making these determinations, the Chief Compliance Officer or his designee may consult with other persons, including TIM’s president and legal counsel.

1.

Making a gift, subscription, loan, advance or deposit of money, or giving anything else of value (each, a “Contribution”), to an incumbent, candidate or successful candidate for elective office of any State of the United States or political subdivision of a State of the United States.

2.

Making a Contribution to a political action committee, political party or other entity organized to fund the political activities of an incumbent, candidate or successful candidate for elective office of any State of the United States or political subdivision of a State of the United States.

3.

Working on behalf of an incumbent, candidate or successful candidate for elective office of any State of the United States or political subdivision of a State of the United States (e.g., volunteering on a political campaign), unless such work occurs outside of your normal working hours with TIM and involves no use of TIM’s resources (e.g., TIM’s office space or telephones).

4.

Coordinating or soliciting any person (including a family member) or political action committee to make a Contribution to an incumbent, candidate or successful candidate for elective office of any State of the United States or political subdivision of a State of the United States, or to a state or local political party (e.g., hosting a fundraising event on behalf of any such candidate).

Comment: Attention is also directed to TIM’s Third-Party Marketer Policy, which places certain restrictions on the ability of TIM to use a third party to solicit clients.

5.	Doing indirectly anything which the preceding four numbered paragraphs would prohibit the Supervised Person from doing directly

Comment: Examples of the types of indirect actions which are prohibited include, but are not limited to, (a) a Supervised Person could not form his own political action committee and make Contributions through that political action committee which the Supervised Person would be prohibited from making in his own name; (b) a Supervised Person could not funnel Contributions through third parties, such as attorneys, family members, friends or affiliated companies; (c) making a contribution to a charitable organization at the request of an incumbent, candidate or successful candidate for elective office of any State of the United States or political subdivision of a State of the United States, if the purpose in making such a contribution is to induce that incumbent, candidate or successful candidate to provide investment advisory business to TIM.

If you have any questions about these restrictions on political contributions and political activities, contact TIM’s Chief Compliance Officer or, in his/her absence, another member of the Compliance Department, before making the political contribution or participating in the political activity.

Protection and Proper Use of Firm Assets

All Supervised Persons should endeavor to protect the assets of TIM and its Investment Clients, and pursue their efficient investment in accordance with TIM’s business purposes. Any suspected incident of fraud or theft should be immediately reported for investigation as hereinafter described under the caption “Administration and Enforcement of the Code.”

The obligation of Supervised Persons to protect the assets of TIM includes its proprietary information. Proprietary information includes intellectual property such as trademarks and copyrights, as well as business, marketing and service plans, databases, records, salary information, unpublished financial data and reports. Unauthorized use or distribution of this information violates this Code.

Insider Trading

All Supervised Persons should pay particular attention to potential violations of insider trading laws. Insider trading (also referred to as “trading on material nonpublic information,” and which may include giving inside information to other persons) is both unethical and illegal, and will be dealt with if it occurs. Supervised Persons are expected to familiarize themselves with the Policy on Insider Trading, adopted by TIM. If they have questions about these guidelines, they should consult with TIM’s president, the Chief Compliance Officer, or TIM’s legal counsel before making any trade for TIM or any personal trade, and before giving information to other persons.

Comment: Attention is directed to TIM’s Policy on Insider Trading, which appears in Compliance’s Manual of Policies and Procedures.

Administration and Enforcement of the Code

Certification

Each newly hired Supervised Person of TIM will be provided a copy of the Code. Each such individual must certify in writing within 30 days that they have received a copy of the Code, read and understand all provisions of the Code, and agree to comply with the applicable terms of the Code. TIM will provide its Supervised Persons with any amendments to the Code and will require all such individuals to certify in writing that they have received, read and understand the amendments. Each year the Chief Compliance Officer, or their designee, will conduct an annual meeting with Supervised Persons to review the Code. Supervised Persons will annually certify that they have read, understood and complied with the Code, that they have made all of the reports required by the Code and have not engaged in any prohibited conduct.

Reporting Violations

All Supervised Persons are required to report suspected fraudulent, illegal, or other unethical activity (including violations of this Code) to his or her supervisor immediately. Supervisors who are notified of any such activity must immediately report it to TIM’s Chief Compliance Officer. Anyone who does not feel comfortable reporting this activity to the relevant supervisor may instead contact TIM’s Chief Compliance Officer. All reports will be treated confidentially to the extent permitted by law and investigated promptly.

Sanctions

Upon discovering a violation of this Policy, TIM may impose such sanctions as it deems appropriate, including, but not limited to, a letter of censure, fine, suspension or termination of the violator’s employment.

Glossary

“Access Person” means:

i. Any director or officer of TIM.

ii. Any Supervised Person of TIM, unless, in the Chief Compliance Officer’s sole discretion, a particular Supervised Person does not have ongoing access to the Companies’ headquarters or information systems.

iii. Individuals who are registered with the FINRA as an associated person of Thornburg Securities Corporation.

iv. Any director, officer, general partner or employee of any company in a Control relationship with TIM who, in connection with their regular functions or duties, make, participate in, or obtain information regarding the purchase or sale of Securities by any Investment Client, or whose functions relate to the making of any recommendations with respect to those purchases or sales.

v. Any natural person who is in a Control relationship with TIM and who obtains information concerning recommendations made to any Investment Client with regard to the purchase or sale of Securities by the Investment Client.

“Chief Compliance Officer” means, for purposes of this Code, TIM’s chief compliance officer.

“Fund” means any series of Thornburg Investment Trust or any other Investment Company as to which TIM is an investment adviser or sub-adviser.

“Investment Client” means any person with whom TIM has a contract to perform discretionary investment management services, including any series of an Investment Company.

“Investment Company” means a company registered as such under the Investment Company Act of 1940.

“Investment Company Client” means any Investment Company (or series thereof) as to which TIM is an investment adviser or investment sub-adviser.

“Policy on Personal Securities Transactions” means TIM’s written policy of that name, as revised from time to time. This Policy can be found in TIM’s Manual of Policies and Procedures.

“Reportable Outside Business Activity” means any activity wherein a TIM Supervised Person acts as an employee, independent contractor, sole proprietor, officer, director or partner of another person, or is compensated, or has a reasonable expectation of compensation, from any other person as a result of any business activity outside the scope of their relationship with the TIM or TSC.

“Supervised Person” means any director, managing director, officer (or other person occupying a similar status or performing functions similar to any of those persons) or employee of TIM, and any other persons who are subject to TIM’s supervision and control.

“Trust” means Thornburg Investment Trust.

“TSC” means Thornburg Securities Corporation.